UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2005

EATON CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	1-1396	34-0196300

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Eaton Center Cleveland, Ohio	44114

(Address of principal executive offices)	(Zip Code)

(216) 523-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CONFIRMATION OF GUIDANCE & SCHEDULING OF DATE FOR FIRST QUARTER EARNINGS CONFERENCE CALL

Item 7.01. Regulation FD Disclosure

Eaton Corporation announced that it is reconfirming the earnings guidance for the first quarter 2005 it provided on January 24, 2005. That guidance is for first quarter 2005 net income per share to be $1.10 to $1.20, and for operating earnings per share, which exclude restructuring charges to integrate our recent acquisitions and joint ventures, to be $1.15 to $1.25.

The preceding sentence contains forward-looking statements concerning Eaton’s first quarter 2005. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the Company’s control. The following factors could cause actual results to differ materially from those in the forward-looking statements: unanticipated changes in the markets for the Company’s business segments; unanticipated downturns in business relationships with customers or their purchases from the Company; competitive pressures on sales and pricing; increases in the cost of material and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; acquisitions and divestitures; failure to close, or delay in the closing of, acquisitions; unanticipated difficulties integrating acquisitions; new laws and governmental regulations; interest rate changes; stock market fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. Eaton does not assume any obligation to update these forward-looking statements.

Eaton also announced it will host a conference call on Thursday, April 14, 2005, beginning at 10 a.m. Eastern Time, to discuss first quarter 2005 earnings results. The call will be available to interested listeners via an audio webcast that can be accessed through the Investor Relations tab on Eaton’s home page at www.eaton.com. The earnings news release will be accessible beginning that day under the Corporate News heading on the Eaton home page by simply clicking on the news release.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Eaton Corporation
Date: March 28, 2005	/s/ R.H. Fearon R.H. Fearon Executive Vice President - Chief Financial and Planning Officer